Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 18, 2023, by and between Strong Technical Services, Inc., a Nebraska corporation (the “Company”), and Todd Major, a South Carolina resident (the “Employee”).

WHEREAS, the Company desires to employ Employee, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

2. Duties and Services.

2.1 Title and Duties. During the Employment Period (defined in Section 3 below), the services rendered by Employee hereunder shall be for the Company’s parent, Strong Global Entertainment, Inc. (“SGE”). The Employee shall serve as Chief Financial Officer, Secretary and Treasurer of SGE and shall perform such duties as are customary for such role in a public company registered with the Securities and Exchange Commission and listed on a national securities exchange and such other duties as may be assigned to him from time to time by the Chief Executive Officer of SGE, which services may include serving as an officer or director of a subsidiary or affiliate of the Company.

2.2 Time. The Employee shall devote his sufficient business time and attention to the business of SGE and to the promotion of SGE’s best interest, subject to vacations, holidays and normal illnesses pursuant to the Company’s policies in place from time to time. The Employee shall at all times comply with Company policies in place from time to time, including but not limited to the Company’s Code of Ethics. The Company acknowledges and agrees that Employee’s provision of services hereunder is non-exclusive and that Employee is also currently employed by an indirect majority owner of SGE, FG Group Holdings Inc., which employment may be conflict with Employee’s employment with the Company and services to SGE. In the event of any such conflict of interest, Employee shall comply with the SGE’s conflict of interest policies and communicate any such conflict of interest to the SGE Board or Audit Committee, as appropriate, and be disclosed in appropriate public documents (e.g. Proxy Statements, 8-K, 10-K, etc.).

2.3 Travel. The Employee shall undertake such travel as may be necessary and desirable to promote the business and affairs of SGE, consistent with the Employee’s position and duties with the Company and SGE.

3. Term of Employment.

3.1 Employee’s employment hereunder shall commence on May 18, 2023 (the “Commencement Date”). The Employee’s employment will be “at-will,” meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any reason, with or without cause. The period during which Employee is employed hereunder shall be referred to herein as the “Employment Period”).

3.2 In the event Employee is terminated by the Company at any time without Cause (defined in Section 3.4 below), Employee will be entitled to the following (collectively, the “Severance Benefits”), subject to the terms of Section 3.3 below): (i) severance pay in the amount of one (1) year of the Employee’s base salary at the time of termination (“Severance Pay”) and (ii) if Employee timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay Employee’s COBRA premiums for a period of twelve (12) months following the date of Employee’s termination of employment (the “Termination Date”). The Severance Pay shall be payable over a period of twelve (12) months following the Termination Date in accordance with the Company’s regular payroll practices, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the General Release (defined in Section 3.3 below), except that, if the General Release may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 12.1 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

3.3 Employee’s receipt of the Severance Benefits is conditioned on Employee signing (without revoking if such right is provided under applicable law general release substantially in the form attached hereto as Exhibit A (the “General Release”), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which Employee must execute and return the General Release for it to be effective. Such General Release shall be provided to Employee by the Company on or about the Termination Date. Employee must execute the General Release within 60 days following the Termination Date (or such shorter time as may be set forth in the General Release).

3.4 For purposes of this Agreement, “Cause” shall mean: (i) Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee’s willful failure to comply with any valid and legal directive of the Company’s or SGE’s Board of Directors; (iii) Employee’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company, SGE or their affiliates; (iv) Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company; (v) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (vi) Employee’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company or SGE.

4. Compensation.

4.1 Base Salary. For all of the services to be rendered by the Employee under this Agreement, during the Employment Period, the Company shall pay the Employee a base salary equal to $225,000 (the “Base Salary”). The compensation paid hereunder to the Employee shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by SGE’s Board of Directors based upon the Employee’s performance.

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4.2 Annual Bonus. Commencing with respect to the Company’s 2023 fiscal year, the Employee will be eligible to receive a bonus in an amount targeted at 50% of base salary, payable in a combination of cash and equity in the Company, as determined by the Chief Executive Officer and Compensation Committee of SGE’s Board of Directors. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the Chief Executive Officer and Compensation Committee of the SGE Board of Directors. Any equity grants will vest over a period of three to five years from the date of grant as determined by SGE’s Compensation Committee. Any equity award shall be evidenced by and subject to the terms and conditions of an Award Agreement entered into between SGE and the Employee.

4.3 Bonus. Employee is entitled to receive a cash bonus in an amount up to $150,000, payable at the discretion of the Compensation Committee of SGE’s Board of Directors.

4.4 IPO RSU Grant. Subject to the approval of SGE’s Board of Directors, Employee will be granted upon the initial public offering of SGE (the “IPO”) 25,000 restricted stock units of SGE, pursuant to the terms and conditions of the Company’s 2023 Share Compensation Plan and related restricted stock unit (“RSU”) award agreement. Such RSUs shall be fully-vested upon their grant.

4.5 Other RSU Grant. Subject to the approval of SGE’s Board of Directors, Employee will be granted upon the IPO 25,000 RSUs of SGE, pursuant to the terms and conditions of the Company’s 2023 Share Compensation Plan and related RSU award agreement. Subject to the terms of such award agreement, such RSUs shall vest in three (3) equal annual installments on the first, second and third year anniversaries of the date of the IPO.

5. Vacation. The Employee shall be entitled to vacation of up to four (4) weeks per calendar year, pursuant to the applicable Company policy. All vacations shall be in addition to recognized national holidays. During all vacations, the Employee’s compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for SGE, as approved by the SGE’s Chief Executive Officer.

6. Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Employee shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of Employee employees of the Company, to the extent permitted by such plans and by applicable law. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

7. Restrictive Covenants and Need for Protection. Employee acknowledges that, because of his senior Employee position with the Company, he has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that he could do serious damage to the financial welfare of the Company and/or its subsidiaries should he compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration of his employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Employee agrees as follows:

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7.1 Confidential Information.

7.1.1 Non-disclosure.

(a) Except as the Company or SGE may permit or direct in writing, during the term of this Agreement and thereafter, the Employee agrees that he will not disclose to any person or entity any Confidential Information (defined in Section 7.1.1(b) below which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the SGE Group. Nothing contained in this Agreement shall limit the Employee’s ability to respond to a lawful subpoena; to make a report to or cooperate with any government agency, including without limitation the ability to participate in an investigation, provide information, and recover any remuneration awarded for doing so; and to comply with any other legal obligations.

(b) For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding SGE, the Company or any of SGE’s subsidiaries (the “SGE Group”), their respective business or properties that the SGE Group has furnished or furnishes to Employee, whether before or after the date of this Agreement, or is or becomes available to Employee by virtue of Employee’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Employee that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the SGE Group, formulae or any other information relating to the SGE’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Employee acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (ii) that is made available to Employee by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Employee outside or independent of Employee’s performance of Employee’s obligation to render services on behalf of the Company.

(c) Employee acknowledges that Employee has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also acknowledges that nothing in this Agreement shall be construed to prohibit Employee from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

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7.1.2 Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the SGE Group, including, without limitation, all Confidential Information, which are or were prepared or created by the Employee, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall immediately be returned to or, as the case may be, shall remain in the possession of the Company, as of the termination of the Employee’s employment with the Company.

7.2 Covenant Not to Compete. During the Employee’s employment and for a period of one (1) year thereafter, the Employee agrees that he will not participate in or finance, directly or indirectly, for himself or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is materially competitive with the business of the SGE Group, as conducted at any time during the twelve-month period prior to the time in question. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Employee’s involvement with any such company is solely that of a passive security holder and the Employee discloses such ownership in advance to the Company’s Board of Directors, shall not constitute a violation of this paragraph. Employee acknowledges that the SGE Group does business throughout the world and, thus, it is necessary and appropriate to have this covenant not to compete apply world-wide in order to protect the SGE Group’s legitimate interests in its Confidential Information and close customer relationships.

7.3 Covenant Not to Solicit. The Employee agrees that he will not, during the Employee’s employment and for a period of one (1) year thereafter:

(a) directly or indirectly, request or advise any of the customers, distributors or dealers of the SGE Group to terminate or curtail their business with the SGE Group, or to patronize another business which is materially competitive with the SGE Group; or

(b) directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any person who is then or was in the prior six months an employee of the SGE Group to leave such employment for any reason or to hire any such person as an employee or independent contractor.

7.4 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 7 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

7.5 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 7 will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

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8. Inventions and Discoveries.

8.1 SGE Proprietary Rights. Employee acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Employee (solely or jointly) during Employee’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Employee’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the SGE Group or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the SGE Group (“SGE Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of SGE for any and all purposes and uses whatsoever as soon as Employee conceives or develops such SGE Intellectual Property, and Employee hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such SGE Intellectual Property is not deemed to be “work-for-hire,” then Employee hereby irrevocably and unconditionally assigns all rights, title, and interest in such SGE Intellectual Property to SGE and agrees that SGE is under no further obligation, monetary or otherwise, to Employee for such assignment. Employee also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that Employee may have or may accrue in any SGE Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Employee shall promptly disclose in writing to SGE the existence of any and all SGE Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

8.2 Employee agrees to communicate promptly and to disclose to SGE in such form as the Employee may be required to do so, all information, details and data pertaining to SGE Intellectual Property and to execute and deliver to SGE such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit SGE or any person or entity designated by SGE to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof. Employee represents and warrants to the Company that all Intellectual Property Employee delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

8.3 To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 8 will be interpreted not to apply to any invention which a court rules and/or SGE agrees falls within such classes.

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9. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival of Obligations. All obligations of the Company and the Employee that by their nature involve performance, in any particular, after the termination of the Employee’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Employee’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

11. Officer Resignation. Upon termination of his employment with the Company for any reason, the Employee shall resign, as of the date of such termination, from any corporate office or director position held with the Company or any member of the SGE Group.

12. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

12.1 Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by Company to Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Employee is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Employee’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Employee incurs such expenses, and the Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

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12.2 280G. If any payment or distribution by the Company to or for the benefit of Employee under this Agreement or any other plans or arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code (including any applicable interest and penalties, collectively “excise taxes”), then the parties agree to take such action as may be necessary to place Employee in the best after-tax position taking into account all income, employment and excise taxes, without regard to the deductibility of any payments by the Company. Thus, for example, any amount deemed to constitute a “parachute payment” under Section 280G, shall be reduced to the extent necessary to avoid excise taxes that would otherwise be imposed if, and only if, such reduction would result in Employee retaining a larger total after-tax amount of compensation, taking into account all Employee compensation, benefits, income, employment and excise taxes.

12.3 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

12.4 Construction of Agreement. This Agreement supersedes any oral or written agreements between the Employee and the Company and any oral representations by the Company to the Employee with respect to the subject matter of this Agreement.

12.5 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware.

12.6 Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 7 above, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

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12.8 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

12.9 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 12.7, except that notice of change of address will be effective only upon receipt.

If to Company:	5960 Fairview Road, Suite 275
Charlotte, NC 28210

If to Employee:	At the address for the Employee most recently on file with the Company.

12.10 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

STRONG TECHNICAL SERVICES, INC.		EMPLOYEE

By:	/s/ Mark D. Roberson	By:	/s/ Todd R. Major
Name:	Mark D. Roberson	Name:	Todd Major
Title:	Chairman	Date:	May 18, 2023
Date:	May 18, 2023

[Signature page to Employment Agreement.]

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EXHIBIT A

General Release of Claims1

1. Todd Major (“Employee”), for Employee and Employee’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 3.2 of the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Strong Technical Services, Inc. (the “Company”), Strong Global Entertainment, Inc., their respective former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants (collectively, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, that Employee ever had, now has or may have based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Employee executes this General Release of Claims, including, without limitation, all Claims regarding Employee’s employment with the Company, any events that may have occurred during the course of Employee’s employment or the termination of Employee’s employment, or any other matters or Claims of any kind or nature. This includes, without limitation, a release of any and all Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay and any other federal, state or local laws, statutes, rules, ordinances or regulations, whether equal employment laws, statutes, rules or regulations or otherwise. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that Employee may have as of the date hereof. Employee further understands that, by signing this General Release of Claims, Employee is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this Section 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this Section 1 to the contrary, this General Release of Claims shall not apply to (i) any right Employee has to the Severance Benefits; (ii) any rights to receive any payments or benefits to which the Employee is entitled under COBRA, (iii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iv) any indemnification and advancement rights Employee may have as a former employee, officer or director of the Company or its subsidiaries, and (v) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its affiliates in accordance with the terms of such policy.

1 NTD: The parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote is part of the form of release and is to be removed only when the Company finalizes the release for execution. If the release is due after the executive’s death, the Company may revise and provide for a comparable release by Executive’s estate or beneficiaries.

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Employee understands and agrees that the claims released in this Section 1 include not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 1. Employee understands that Employee may hereafter discover facts different from what Employee now believes to be true that, if known, could have materially affected this General Release of Claims, but Employee nevertheless waives and releases any claims or rights based on different or additional facts.

2. Employee represents that Employee has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Employee’s employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that Employee will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Section 1 hereof; except that nothing in this General Release of Claims, including the provisions of this Section and Section 1 above, shall prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws. However, to the extent any such charge or complaint or any other Claim is made against any of the Released Parties (including by the EEOC or NLRB), Employee expressly waives any claim to any form of monetary or other damages, or any other form of individual recovery or relief in connection with any such charge, complaint or claim other than as prohibited by applicable law.

3. Employee acknowledges that, in the absence of Employee’s execution of this General Release of Claims, the Severance Benefits would not otherwise be due to him.

4. Employee acknowledges and reaffirms Employee’s continuing obligations under Sections 7 and 8 of the Employment Agreement.

5. Employee hereby acknowledges that the Company has informed Employee that Employee has up to 21 days to sign this General Release of Claims and Employee may knowingly and voluntarily waive that 21 day period by signing this General Release of Claims earlier. Employee also understands that Employee shall have seven days following the date on which Employee signs this General Release of Claims within which to revoke it by providing a written notice of Employee’s revocation to the Company.

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6. Employee acknowledges and agrees that all information (in paper or electronic form), materials and equipment of any kind that Employee created or acquired during the course of Employee’s employment with the Company (collectively, “Company Property”) are and remain the property of the Company. Such Company Property includes, without limitation, books, handbooks, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information, software, computers, and smartphones. Employee agrees that Employee has an obligation to return all Company Property to the Company and covenants and represents that, as of Employee’s execution of this Agreement, (i) Employee has returned to the Company all Company Property (including that in electronic form); (ii) Employee has not made or taken copies of such Company Property; and (iii) Employee has completely removed all electronically stored Company Property from all storage media in Employee’s possession, custody or control, including, without limitation, from Employee’s home computer system(s) and any external disk or flash drives.

7. Employee acknowledges and agrees that this General Release of Claims shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereof. Any dispute concerning this General Release of Claims shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement.

8. Employee acknowledges that Employee has read this General Release of Claims, that Employee has been advised that Employee should consult with an attorney before Employee executes this general release of claims, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9. This General Release of Claims shall become irrevocable on the eighth day following Employee’s execution of this General Release of Claims, unless previously revoked in accordance with Section 5 above.

Intending to be legally bound hereby, Employee has executed this General Release of Claims on ______________.

Todd Major

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